Exhibit 10.10
[NANOSPHERE, INC. LOGO]

Vijaya K. Vasista Chief Operating Officer
January 2, 2001
Mr. William Cork
Dear Bill:
We are pleased to offer you employment with Nanosphere, Inc. as Vice President, Product Development. Nanosphere is a fast-paced, technology company that will provide you opportunities for professional achievement and growth. We are pleased that you are considering Nanosphere and will share in our vision: to be recognized worldwide as a leader in providing biodiagnostic assays to improve research endeavors and lives.
Your first day of employment will be on or about March 1, 2001 (to be finalized by the end of January 2001).
Terms of Employment
Your salary will be $176,000 per annum ($6769.23 bi-weekly).
You will receive 80,000 (eighty thousand) shares of stock options that will vest over a four-year time period at a strike price of $1.39/share.
You will be eligible to receive four weeks vacation leave, which will be pro-rated according to your hire date.
For future information, Nanosphere administers salary increases through an annual common merit review program based on a “pay for performance” philosophy.
The term of your employment is “at will”, which means that you or the Company may end your employment at any time and for any reason.
As long as you are an employee of the company, Nanosphere will provide access to a health care benefits. We currently use Administaff for our company benefits plan.

Authorization to Work: In order to comply with federal regulations to authorize to work in the United States (Immigration Reform Act of 1986), you will be required to present certain documents on the first day of your employment. Upon your acceptance of this offer, we will provide you a government Form I-9 explaining the types of documents you may submit.
Employment Agreement: A condition of your employment is that you sign the Company Employment Agreement. Upon your acceptance of this offer, we will forward to you two copies of the agreement.
Also included in this letter is an offer to you to self-disclose as a person with a disability or a person with Vietnam Veteran status. It is a government requirement that Nanosphere provide this opportunity to you, and your completion of the form is strictly voluntary. Any information you provide is confidential. Upon your acceptance of this offer, we will forward an invitation to disclose to you.
Bill, we are confident that you will make a significant contribution to Nanosphere and are excited to have you as a member of our team. We are strongly committed to our employees and are also confident that your acceptance of employment will provide you with an excellent opportunity to enhance your professional and personal goals.
Please indicate your written acceptance by signing this letter and returning it to me at your earliest convenience. If you have any questions, please do not hesitate to contact me at 847-491-3009.
We look forward to seeing you at Nanosphere! Congratulations!

Sincerely,

/s/ Vijaya K. Vasista	January 2, 2001

Vijaya K. Vasista	(Date)
Chief Operating Officer
Accepted by:

/s/ William Cork	January 3, 2001

[Name]	(Date)

Nanosphere, Inc.

1801 Maple Ave. Evanston, Illinois 60201	Employment Agreement
(NOTE: BEFORE SIGNING, PROSPECTIVE EMPLOYEES SHOULD READ THE FOLLOWING AGREEMENT IN ITS ENTIRETY, MAKE CERTAIN THAT THEY UNDERSTAND IT, AND IF DESIRED, REVIEW IT WITH THEIR ATTORNEYS AND ADVISORS.)
In consideration of my employment and the compensation to be paid to me by Nanosphere, Inc., a Delaware corporation headquartered in Illinois, any of its affiliated companies, successors or assigns, (together “Nanosphere”), I agree as follows:
1. For purposes of this agreement:
(a) “Competing Products” means products, processes, or services of any person or organization other than Nanosphere, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes or services with which I work during the time of my employment with Nanosphere or about which I acquire Confidential Information through my work with Nanosphere.
(b) “Competing Organization” means persons or organizations, including myself, engaged in, or about to become engaged in, research or development, production, distribution, marketing, providing or selling of a Competing Product.
(c) Confidential Information” means information relating to the present or planned business of Nanosphere which has not been released publicly by authorized representatives of Nanosphere. I understand that Confidential Information may include, for example, Trade Secrets, Inventions, know-how and products, customer, patient, supplier and competitor information, sales, pricing, cost, and financial data, research, development, marketing and sales programs and strategies, manufacturing, marketing and service techniques, processes and practices, and regulatory strategies. I understand further that Confidential Information also includes all information received by Nanosphere under an obligation of confidentiality to a third party.
(d) “Invention” means procedures, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, or any improvements of the foregoing, discovered, conceived, reduced to practice, developed, made, or produced, and shall not be limited to the meaning of “Invention” under the United States patent laws.
(e) “Items” include documents, reports, drawings, photographs, designs, specifications, formulae, plans, samples, research or development information, prototypes, tools, equipment, proposals, marketing or sales plans, customer information, customer lists, patient lists, patient information, regulatory files, financial data, costs, pricing information, supplier information, written, printed or graphic matter, or other information and materials that concern Nanosphere’s business that come into my possession or about which I have knowledge by reason of my employment.
(f) “Trade Secrets” include all information encompassed in all Items, and in all manufacturing processes, methods of production, concepts or ideas, to the extent that such information has not been released publicly by duly authorized representatives of Nanosphere.
2. I will exert my best efforts in the performance of my duties as an employee of Nanosphere and will remain loyal to Nanosphere during the term of my employment. I am not presently engaged in, nor shall I, during the term of my employment with Nanosphere, enter into any employment or agency relationship with any third party whose interests might conflict with those of Nanosphere. I do not presently, nor shall I, during the term of my employment with Nanosphere, possess any significant interest, directly, through my family, or through organizations or trusts controlled by me, in any third party whose interest might conflict with those of Nanosphere.
3. Each Item and all Confidential information that comes into my possession by reason of my employment are the property of Nanosphere and shall not be used by me in any way except in the course of my employment by, and for the benefit of Nanosphere. I will not remove any Items from premises owned or leased by Nanosphere except as my duties shall require, and upon termination of my employment, all Items will be turned over to my supervisor at Nanosphere.
4. I will preserve as confidential all Confidential Information that has been or may be obtained by me. I will not, without written authority from Nanosphere, use for my own benefit or purposes, or disclose to others, either during my employment or thereafter, except as required by my employment with Nanosphere, any Confidential Information or any copy or notes made from any Item embodying Confidential Information. I understand that my obligations with respect to Confidential Information shall continue even after termination of my employment with Nanosphere. These restrictions concerning use and disclosure of Confidential Information shall not apply to information which is or becomes publicly known by lawful means, or comes into my possession from sources not under an obligation of confidentiality to Nanosphere.
(NOTE: NANOSPHERE WILL SEEK JUDICIAL ENFORCEMENT OF ITS RIGHT TO PROTECT CONFIDENTIAL INFORMATION AND TRADE SECRETS, AND SHALL PURSUE ALL LEGAL REMEDIES UP TO AND INCLUDING PROHIBITION OF COMPETITIVE EMPLOYMENT OPPORTUNITIES WHICH WOULD INVOLVE THE DISCLOSURE OR USE OF THIS INFORMATION. UPON LEAVING NANOSPHERE YOUR ABILITY TO ACCEPT EMPLOYMENT WITH COMPETITIVE COMPANIES WILL BE LIMITED.)

5. I understand that any entrusting of Confidential Information to me by Nanosphere is done in reliance on a confidential relationship arising out of my employment with Nanosphere. I further understand that Confidential Information that I may acquire or to which I may have access, especially with regard to research and development projects and findings, formulae, designs, formulation, processes, the identity of suppliers, customers and patients, methods of manufacture, and cost and pricing data is of great value to Nanosphere. In consequence of such entrusting and such consideration, I will not render services, directly or indirectly, for a period of one year after termination of my employment with Nanosphere to any Competing Organization in connection with any Competing Product within such geographic limits as Nanosphere and such Competing Organization are, or would be, in actual competition when such rendering of services might potentially involve the disclosure or use of Confidential Information or Trade Secrets. I understand that services rendered to such Competing Organization in an executive, scientific, administrative, or consulting capacity in connection with Competing Products are in support of actual competition in various geographic areas and thus fall within the prohibition of this agreement regardless of where such services physically are rendered. Further, if, at any time during the last two years of my employment with Nanosphere, I have been employed as a sales representative, I will not render services, directly or indirectly, for a period of one year after termination of my employment with Nanosphere to any Competing Organization in connection with the sale, merchandising, or promotion of Competing Products to any customer of Nanosphere in the territories assigned to me by Nanosphere with the past 12 months, or with respect to which I acquired Confidential Information.
6. I understand that following my employment with Nanosphere I will make every effort to contact Nanosphere’s general counsel if I am served with a subpoena or other legal process asking for a deposition, testimony or other statement, or other potential evidence to be used in connection with any lawsuit to which Nanosphere is a party.
7. All inventions related to the present or planned business of Nanosphere, which are conceived or reduced to practice by me, either alone or with others, during the period of my employment or during a period of one hundred twenty (120) days after termination of such employment, whether or not done during my regular working hours, are the sole property of Nanosphere. The provisions of this paragraph shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of Nanosphere was used and which was developed entirely on my own time, unless (a) the invention relates (i) to the business of Nanosphere, or (II) to my actual or demonstrably anticipated research or development for Nanosphere, or (b) the invention results from any work performed by me for Nanosphere.
8. I will disclose promptly and in writing to Nanosphere, through my supervisor, all Inventions which are covered by this agreement, and I agree to assign to Nanosphere or its nominee all my right, title, and interest in and to such Inventions. I agree not to disclose any of these Inventions to others, without the express consent of Nanosphere, except as required by my employment.

9. (a) I will, at any time during or after my employment, on request of Nanosphere, execute specific assignments in favor of Nanosphere or its nominee of my interest in and to any of the Inventions covered by this agreement, as well as execute all papers, render all assistance, and perform all lawful acts which Nanosphere considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patent applications and patents of the United States and foreign countries for these Inventions, and for the transfer of any interest I may have. I will execute any and all papers and documents required to vest title in Nanosphere or its nominee in the above Inventions, patent applications, patents, and interests.
(b) I understand that if I am not employed by Nanosphere at the time I am requested to execute any document under paragraph 9(a), I shall receive fifty dollars ($50.00) for the execution of each document, and one hundred fifty dollars ($150.00) per day of each day or portion thereof spent at the request of Nanosphere in the performance of acts pursuant to paragraph 9(a), plus reimbursement for any out-of-pocket expenses incurred by me at Nanosphere’s request in such performance.
(c) I further understand that the absence of a request by Nanosphere for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of Nanosphere’s rights under this agreement.
10. I have disclosed to Nanosphere all continuing obligations which I have with respect to the assignment of Inventions to any previous employers, and I claim no previous unpatented Inventions as my own, except for those which have been reduced to practice and which are shown on a schedule, if any, attached to this agreement. I understand that Nanosphere does not seek any confidential information which I may have acquired from a previous employer, and I will not disclose any such information to Nanosphere.
11. All writings and other works which may be copyrighted (including computer programs) which are related to the present or planned business of Nanosphere and are prepared by me during my employment by Nanosphere shall be, to the extent permitted by law, works made for hire, and the authorship and copy right of the work shall be in Nanosphere’s name. To the extent that such writings and works are not works for hire, I agree to the waiver of “moral rights” in such writings and works, and to assign to Nanosphere all my right, title and interest in and to such writings and works, including copyright.
12. I will permit Nanosphere and its agents to use and distribute any pictorial images which are taken of me during my employment by Nanosphere as often as desired for any lawful purpose. I waive all rights of prior inspection or approval and release Nanosphere and its agents from any and all claims or demands which I may have on account of the lawful use or publication of such pictorial images.
13. I understand and agree that this agreement is not a guarantee of continued employment or rate of compensation for any period. My employment is at will. This means I am free to terminate my employment at any time, for any reason, and that Nanosphere retains the same rights.
14. I understand that I may be asked to submit to drug testing as a condition of employment or continued employment and consent to such testing as determined by Nanosphere to be appropriate.
15. The obligations which I have undertaken in paragraphs 3,4,5,6,7,8,9,11 and 12 shall survive the termination of my employment at Nanosphere.
16. Nanosphere has a right to make and enforce any other rules and regulations not contrary to this agreement which will also govern my employment.
17. The provisions of the agreement shall be severable, and in the event that any provision of it is found by any court to be unenforceable, in whole or in part, the remainder of this agreement shall nevertheless be enforceable and binding on the parties.
18. I agree that, to promote uniformity in the interpretation of this and similar agreements, this agreement shall be governed by the laws of Illinois for contracts made within that state. I further agree that this agreement sets forth the entire employment agreement between Nanosphere and myself, and shall not be amended or added to except in writing signed by Nanosphere and me. I understand the Nanosphere may, at any time and without further action by me, assign this agreement to any of its affiliated companies with which I may be employed. In the event of such an assignment, the assignee company shall succeed to all the rights held by Nanosphere under this agreement.

Date:

EMPLOYEE	NANOSPHERE, INC.
/s/

Signature	Signature

William H. Cork

Print Name	Print Name

1/5/2001

Date	Date

NON-DISCLOSURE AGREEMENT
     This AGREEMENT is made by and between William H. Cork, located in Illinois, being signed by William H. Cork as a representative of self, and Nanosphere, Inc. (each of whom shall be hereinafter referred to as “Disclosing Party” or “Receiving Party”, as appropriate) as of Dec. 12, 2000 to Dec. 11, 2003.
     Project Reference: Discussions and information related, but not limited to, future business plans, products and strategies.
     In consideration of the mutual promises and covenants contained in this Agreement, and the mutual disclosure of confidential information to each other, the parties hereto agree as follows:
1. Confidential Information and Materials
     (a) “Confidential Information” shall mean any nonpublic information that Disclosing Party specifically marks and designates, either orally or in writing, as confidential or which, under the circumstances surrounding the disclosure, ought to be treated as confidential. “Confidential Information” includes, but is not limited to, product schematics or drawings, descriptive material, specifications, source code or object code, sales and customer information, Disclosing Party’s business policies or practices, information received from others that Disclosing Party is obligated to treat as confidential, and other materials and information of a confidential nature.
     (b) “Confidential Information” shall not include any materials or information which the Receiving Party shows: (i) is at the time of disclosure generally known by or available to the public or which becomes so known or available thereafter through no fault of the Receiving Party; or (ii) is legally known to the Receiving Party at the time of disclosure; or (iii) is furnished by the Disclosing Party to third parties without restriction; or (iv) is furnished to the Receiving Party by a third party who legally obtained said information and the right to disclose it; or (v) is developed independently by the Receiving Party where the Receiving Party can document such independent development.
     (c)“Confidential Materials” shall mean all tangible materials containing Confidential Information, including without limitation drawings, schematics, data, written or printed documents, computer disks, tapes, and compact disks (CD), whether machine or user readable.
2. Restrictions
     (a) Receiving Party may disclose Confidential Information in accordance with judicial or other governmental order, provided Receiving Party shall give Disclosing Party reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent.
     (b) Receiving Party shall not use any Confidential Information other than for purposes of evaluation in connection with the above-referenced Project or as otherwise expressly authorized by the Disclosing Party.
     (c) Receiving Party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to keep confidential the Confidential Information. Receiving Party may disclose Confidential Information or Confidential Materials only to Receiving Party’s employees or consultants on a need-to-know basis. Receiving Party shall instruct all employees given access to the information to maintain confidentiality and to refrain from taking unauthorized copies. Receiving Party shall maintain appropriate written agreements with its employees, consultants, parent, subsidiaries, affiliates or related parties, who receive, or have access to, Confidential Information sufficient to enable it to comply with the terms of this Agreement.
     (d) Confidential Information and Confidential Materials may be disclosed, reproduced, summarized or distributed only in pursuance of Receiving Party’s business relationship with Disclosing Party, and only as otherwise provided hereunder. Receiving Party agrees to segregate all such Confidential Materials from the confidential materials of others to prevent commingling.
3. Rights and Remedies
     (a) Receiving Party shall notify Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or Confidential Materials, or any other breach of this Agreement by Receiving Party, and will cooperate with Disclosing Party in every reasonable way to help Disclosing Party regain possession of the Confidential Information and/or Confidential Materials and prevent further unauthorized use or disclosure.
     (b) Receiving Party shall return all originals, copies, reproductions and summaries of Confidential Information and/or Confidential Materials then in Receiving Party’s possession or control at Disclosing Party’s request or, at Disclosing Party’s option, certify destruction of the same.
     (c) Receiving Party acknowledges that monetary damages may not be a sufficient remedy for damages resulting from the unauthorized disclosure of Confidential Information and that Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. In the event that either party seeks injunctive relief of any provisions of this Agreement, the party against whom such relief is sought agrees to waive and hereby does waive any requirement that the party seeking the injunctive relief post a bond or any other security.

     (d) Disclosing Party may visit Receiving Party’s premises, with reasonable prior notice and during normal business hours, to review Receiving Party’s compliance with the terms of this Agreement.
4. Miscellaneous
     (a) All Confidential Information and Confidential Materials are and shall remain the sole and exclusive property of the Disclosing Party. By disclosing information to Receiving Party, Disclosing Party does not grant any express or implied right to Receiving Party in, to or under Disclosing Party patents, copyrights, trademarks, or trade secrets.
     (b) All Confidential Information and Materials are provided “AS IS” and Disclosing Party makes no warranty regarding the accuracy or reliability of such information or materials. Disclosing Party does not warrant that it will release any product concerning which information has been disclosed as a part of the Confidential Information or Confidential Materials. The Disclosing Party will not be liable for any expenses or losses incurred or any action undertaken by the Receiving Party as a result of the receipt of Confidential Information or Confidential Materials. The entire risk arising out of the use of the Confidential Information and Confidential Materials remains with the Receiving Party.
     (c) Receiving Party agrees that it shall adhere to all U.S. Export Administration laws and regulations and shall not export or re-export any technical data or products received from the Disclosing Party or the direct product of such technical data to any proscribed country listed in the U.S. Export Administration Regulations unless properly authorized by both the Disclosing Party and the U.S. Government.
     (d) The terms of confidentiality under this Agreement shall not be construed to limit either party’s right to independently develop or acquire products without use of the other party’s Confidential Information.
     (e) This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed by both parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of the Disclosing Party, its agents, or employees but only by an instrument in writing signed by an authorized officer of Disclosing Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provisions on another occasion. Failure of either party to enforce any provision or any other provisions of this Agreement shall not constitute waiver of such provision or any other provisions of this Agreement.
     (f) If any action at law or in equity is necessary to enforce or interpret the rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover

3

reasonable attorney’s Fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.
     (g) This Agreement shall be construed and controlled by the laws of the State of Illinois, and both parties further consent to jurisdiction by the state and federal courts sitting in the State of Illinois.
     (h) If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. Should any of the obligations of this Agreement be found illegal or unenforceable as being too broad with respect to the duration, scope or subject matter thereof, such obligations shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable by law.
     (i) All obligations created by this Agreement shall survive change or termination of the parties’ business relationship.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the date first set forth above.

Nanosphere, Inc.

Address:	1801 Maple Ave., Ste. 2502 Evanston, IL 60201

By:

Name:	Joseph R. Firca, Ph.D.
Title:	Chief Scientific Officer
Date:	December 12, 2000

By:

Name:	William H. Cork

Title:

Date:	12/8/2000

4

Nanosphere, Inc. 1818 Skokie Boulevard Northbrook, IL 60062	Agreement

     In consideration of $1,000, the Series B Investment (described below), and my continued employment and the compensation paid to me by Nanosphere, Inc., a Delaware corporation headquartered in Illinois, any of its affiliated companies, successors or assigns (together, “Nanosphere”), I acknowledge and agree as follows:
Background
A. I am an employee and an active participant in the business of Nanosphere and have previously executed and delivered to Nanosphere an employment agreement.
B. As a consequence of my position with Nanosphere, I have had and will have access and become exposed to certain information of Nanosphere of a confidential or proprietary nature.
C. I understand that my use or disclosure of Nanosphere’s confidential or proprietary information, or my involvement or participation in a business that is competitive with Nanosphere, would have a material adverse impact on Nanosphere and its value.
D. I understand that Nanosphere has recently entered into a Purchase Agreement under which a group of investors have invested in excess of $5 million in Nanosphere by purchasing Series B Preferred Stock (the “Series B Investment”), and under the terms of the Purchase Agreement Nanosphere is obligated to use its best efforts to have all current employees sign a form of employment agreement that is acceptable to the investors.
E. I acknowledge that the Series B Investment will benefit Nanosphere and therefore benefit me, because I hold options to purchase common stock of Nanosphere and depend on Nanosphere for my continued employment.
Terms of Agreement
1. Confidentiality.
     (a) I acknowledge that the technical, scientific and business information, procedures and techniques developed or acquired by Nanosphere are among its most valuable assets and that, during the term of my employment by Nanosphere, I will have access to some or all of this information, these procedures or these techniques. Consequently, in order to further protect the legitimate interests of Nanosphere, I hereby agree that I will not at any time, directly or indirectly, disclose to anyone, or use or otherwise exploit for my own benefit or for the benefit of anyone other than Nanosphere, any Proprietary Information (as defined below), except as may be reasonably required in the ordinary course of my performance of my duties and responsibilities on behalf of Nanosphere. I further agree that in no event shall I disclose any Proprietary Information to anyone outside of Nanosphere without the express prior written permission of Nanosphere. However, this Agreement shall not be construed to prohibit me from disclosing any Proprietary Information to my personal agents and representatives that reasonably need to know this information in order to advise me (including, but not limited to, my legal counsel and financial consultants), provided that I shall inform them of the confidential nature of the Proprietary Information and these agents and representatives agree to be bound by the terms of this Agreement.
     (b) As used in this Agreement, the term “Proprietary Information” means all non-public information relating to Nanosphere and its business, including without limitation all technical or scientific information; diagnostics; information regarding research and development efforts, developments in chemistry, intensification procedures, linking techniques and procedures, methodologies, procedures, systems, devices, business concepts, software, hardware, processes, “know how” and other intellectual property, scientific data and insights, manufacturing information, quality data, operating techniques, marketing methods, financial information, demographic and trade area information, product applications, market penetration techniques, plans or schedules, regulatory strategies, customer profiles, preferences, or statistics, itemized costs, development plans, product information, pricing information, sourcing information, and all other related trade secrets or confidential or proprietary information of Nanosphere or any affiliate of Nanosphere or any third party to whom Nanosphere owes an obligation of confidence.
     (c) I agree to deliver to Nanosphere at the termination of my employment, or at any other time Nanosphere may request, all memoranda, notes, plans, records, reports, files, data (including original data), disks, electronic media and other documents or other materials (and all copies thereof) relating to the business of Nanosphere which I may then possess or have under my control.
     (d) I understand that my obligations under this Section 1 of this Agreement shall survive any termination of my employment by Nanosphere and shall terminate with regard to any Proprietary Information only when (i) the Proprietary Information becomes generally available to the public on a non- confidential basis (other than by my breach of my obligations under this Agreement), including from a third party provided that the third party is not in breach of an obligation of confidentiality with respect to the Proprietary Information; (ii) the use or disclosure of the Proprietary Information is approved for release by written authorization of Nanosphere; or (iii) the Proprietary Information is required to be disclosed by proper order of a court of competent jurisdiction after adequate notice to permit Nanosphere to seek a protective order for the Proprietary Information. If this occurs I agree to approve and support Nanosphere’s request for such a protective order.
     (e) I understand that Nanosphere does not seek any confidential information that I may have acquired from a previous employer, and I shall not disclose any of this information to Nanosphere.
2. Restrictive Covenants.
     (a) Non-Competition. As a separate covenant under this Agreement, I agree that during the period commencing upon the date I was hired and ending one (1) year after the cessation of my employment with Nanosphere (the “Restricted Period”), I shall not, directly or indirectly, compete in any manner or capacity (e.g., as an advisor, principal, agent, consultant, partner, member, joint venturer, officer, director, employee, equity holder, lender, or otherwise) with Nanosphere in the area of biodiagnostics using nanoparticles or any other business conducted or under research and/or development by Nanosphere as to which I performed services or acquired Proprietary Information.
     (b) Geographic Extent of Covenant. My obligations under Section 2 shall apply to: (i) any geographic area in which, or as to which, I performed services for Nanosphere; (ii) any geographic area in which Nanosphere has engaged in or has directed its business prior to the cessation of my employment through the presence of its offices, laboratories or research facilities, the providing of its services, conduct of its development, promotional, sales or marketing activities or otherwise; or (iii) any geographic area in which Nanosphere has otherwise established its goodwill, business reputation, or customer relationships. I acknowledge that my duties relate to Nanosphere’s technology, on which Nanosphere’s entire business is based, and consequently, that the geographic scope of my duties will extend across the geographic area

2

in which Nanosphere does, or directs, its business.
     (c) Limitations of Covenant. Nanosphere agrees that I shall not be deemed to have violated any provision of this Agreement solely as a result of me either: (i) maintaining direct or indirect ownership as a passive investment of less than 1% (in the aggregate) of the outstanding shares of capital stock or other equity interest of any corporation listed on a national securities exchange or publicly traded on an automated quotation system, or (ii) engaging in a business that incidentally serves a competing business, so long as such services do not in and of themselves constitute a breach of this Agreement and are not targeted at that competing business’ activities that are competitive with Nanosphere.
     (d) No Solicitation. During the Restricted Period and each as a separate covenant under this Agreement, I shall not: (i) induce or attempt to induce any employee of Nanosphere to leave the employ of Nanosphere, or in any way interfere adversely with the relationship between that employee and Nanosphere; (ii) induce or attempt to induce any employee of Nanosphere to work for, render services or provide advice to or supply confidential business information or trade secrets of Nanosphere to, any other person; (iii) employ, or otherwise pay for services rendered by any employee of Nanosphere in any enterprise competitive with Nanosphere; (iv) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Nanosphere to cease doing business with Nanosphere or in any way interfere with the relationship between that customer, supplier, licensee, licensor or other business relation and Nanosphere; or (v) directly or indirectly solicit, sell or render competing services or target any entity that competes with any business conducted or under research and/or development by Nanosphere prior to the expiration of the Restricted Period.
     3. Indirect Competition. As a separate covenant under this Agreement, I shall not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by this Agreement, if that activity were carried out by me, either directly or indirectly. In particular, but without limiting the generality of the foregoing, I agree that I will not, directly or indirectly, induce any other employee of Nanosphere to carry out, directly or indirectly, any of these activities;
     4. Injunctive Relief. I agree that (i) the restrictions and agreements contained in this Agreement are reasonable in time, scope and territory and are necessary to protect the legitimate interests of Nanosphere including its interest in protecting its Proprietary Information, and (ii) any violation of this Agreement will cause irreparable harm to Nanosphere that would not be quantifiable and for which no adequate remedy would exist at law. Accordingly, without limiting the remedies available to Nanosphere, injunctive relief shall be available for any violation of this Agreement in addition to any other rights Nanosphere may have at law or in equity.
     5. Assignment of Work Product. Except as expressly provided in this Agreement, Nanosphere alone shall be entitled to all benefits, profits and results arising from or incidental to my employment with Nanosphere. I agree that any work product, inventions, methods, processes, designs, software, apparatuses, compositions of matter, procedures, improvements, property, data, documentation, information or materials that I (either jointly or solely) prepared, conceived, discovered, reduced to practice, developed or created during, in connection with, for the purpose of, related to, or as a result of, my employment with, or the business of, Nanosphere (the “Work Product”) shall be owned exclusively and perpetually by Nanosphere. I agree to disclose promptly all Work Product to Nanosphere. I hereby unconditionally and irrevocably transfer and assign to Nanosphere all right, title and interest (including all patent, copyright, trade secret and any other intellectual property rights) I currently have (or in the future may have) by operation of law or otherwise in or to any Work Product. I have identified on the last page of this Agreement all developments, inventions and works in which I have any right, title or interest, which were made, conceived or written in whole or in part by me prior to my employment with

3

Nanosphere and which relate to the business of Nanosphere. If I do not have any developments, inventions or works to identify, I will so state by writing “none” on the following line:                    . Notwithstanding the foregoing provisions of this paragraph, I understand and am hereby notified that this Agreement with respect to the assignment of my rights in inventions shall not apply to any invention that was developed entirely on my own time and for which no equipment, supplies, facilities or trade secret information of Nanosphere was used, unless (i) the invention relates to the business of Nanosphere or to Nanosphere’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by me for Nanosphere. I am not a party to any agreement which would limit my ability to assign Work Product as provided for in this paragraph.
     6. Copyright. I acknowledge that all Work Product that may be copyrighted shall be deemed, to the extent permitted by law, “works made for hire” as defined in the U.S. Copyright Act, 17 U.S.C.A. §101 et seq. To the extent any Work Product is not a “work made for hire” under the Copyright Act, I agree to waive my “moral rights” in the Work Product, and further agree to and hereby assign to Nanosphere all of my right, title and interest (including copyright) in the Work Product.
     7. Further Assurances. I agree at any time during or after my employment with Nanosphere to execute and deliver to Nanosphere any transfers, assignments, documents or other instruments and take any other actions which Nanosphere may deem necessary or appropriate to vest complete and perpetual title and ownership of any Work Product and all associated rights (including all patent rights) exclusively in Nanosphere or its nominee. I understand and Nanosphere agrees that if I am not employed by Nanosphere at the time I am requested to execute any document or take any other action under this paragraph, I shall receive fifty dollars ($50.00) for the execution of each document, and one hundred and fifty dollars ($150.00) per day of each day or portion of a day spent at the request of Nanosphere in the performance of acts pursuant to this paragraph, plus reimbursement for any out-of-pocket expenses incurred by me at Nanosphere’s request in connection with these activities.
     8. Employment at Will. I understand and agree that this Agreement is not a guarantee of my continued employment or rate of compensation for any period. My employment is at will, which means that I am free to terminate my employment at any time, for any reason, and that Nanosphere retains the same rights with respect to my employment.
     9. Severability. I understand that whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law. However, if the duration or geographical extent of, or business activities covered by, this Agreement are in excess of what is valid and enforceable under applicable law, then that provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. I acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. Further, if any provision of this Agreement is held to be prohibited by or invalid under applicable law, that provision will be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this Agreement.
     10. Notices. Any notice to either of the parties must be in writing and shall be deemed sufficiently given if: (a) given by personal delivery; (b) mailed by United States registered or certified mail, postage prepaid; or (c) sent by overnight air courier service, with proof of receipt, to the address set forth on the signature page.
     11. Governing Law and Venue. I agree that the construction, validity and interpretation of this Agreement and the performance of the obligations it imposes shall be governed by the internal laws, without regard to conflicts of laws principles, of the State of Illinois. The parties agree that any litigation

4

in any way relating to this Agreement will be venued only in the State of Illinois, Cook County Circuit Court, or the United States District Court for the Northern District of Illinois. I and Nanosphere hereby, consent to the personal jurisdiction of these courts and waive any objection that this venue is inconvenient or improper.
     12. Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which the amendment or waiver is sought to be enforced.
     13. Survival. I agree and acknowledge that the provisions of this Agreement shall survive the termination of my employment with Nanosphere and remain in full force and effect in accordance with their terms.
     14. Complete Agreement. I agree that this Agreement contains the complete agreement between Nanosphere and myself regarding my ability to engage in activities competitive or potentially competitive with Nanosphere and/or any of its affiliates. This Agreement supersedes any prior understandings, agreements or representations by or between Nanosphere and myself, written or oral, which may have related to the subject matter of this Agreement in any way; provided, however, that in the event that this Agreement is found to be invalid or unenforceable in its entirety, my prior employment agreement with Nanosphere shall govern the relationship between Nanosphere and myself.
Date: 5/1/2001

EMPLOYEE	NANOSPHERE, INC.

5

     Developments, inventions and works made, discovered or conceived prior to employment with Nanosphere and a brief non-confidential description of each:
     Data Encryption System, Fingerprint identification system, Centrifuged blood sample separation System

Employee Signature

6